CapLease, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges

(dollars in thousands)	For the Three Months Ended September 30,		For the nine Months Ended September 30
	2009	2008	2009	2008
Earnings:
Net income	$(3,373)	$(1,488)	$(639)	$(3,860)
Interest expense	22,386	24,734	68,120	73,657
Portion of rental expense representing interest	44	53	140	165
Total earnings	$19,057	$23,299	$67,621	$69,962

Fixed Charges:
Interest expense	$22,386	$24,734	$68,120	$73,657
Portion of rental expense representing interest	44	53	140	165
Total	$22,430	$24,787	$68,260	$73,822

Ratio of Earnings to Fixed Charges	0.85	0.94	0.99	0.95

CapLease, Inc. and Subsidiaries
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(dollars in thousands)	Three Months Ended June 30,		For the Six Months Ended June 30
	2009	2008	2009	2008
Earnings:
Net income	$(3,373)	$(1,488)	$(639)	$(3,860)
Interest expense	22,386	24,734	68,120	73,657
Portion of rental expense representing interest	44	53	140	165
Total earnings	$19,057	$23,299	$67,621	$69,962

Combined Fixed Charges and Preference Dividends:
Interest expense	$22,386	$24,734	$68,120	$73,657
Portion of rental expense representing interest	44	53	140	165
Preferred Stock Dividends	711	711	2,133	2,133
Total	$23,141	$25,498	$70,393	$75,955

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	0.82	0.91	0.96	0.92